EXHIBIT 5.2

                               January 27, 1999


Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri  63118

          Re: Registration Statement on Form S-8 Relating to 500,000 shares of Common Stock, Par Value $1.00 Per Share, To Be Issued Pursuant to Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Certain Hourly Employees of Anheuser-Busch Companies, Inc. and its Subsidiaries)

Gentlemen:

     I am an Associate General Counsel of Anheuser-Busch Companies, Inc. (the "Company") and have represented the Company in connection with the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Certain Hourly Employees of Anheuser-Busch Companies, Inc. and its Subsidiaries), as amended to the date hereof (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that the Plan is in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the registration statement on Form S-8 filed by the Company to effect registration of the common stock under the Securities Act of 1933 and to the reference to me under the caption "Interests of Named Experts and Counsel" therein.

                                            Very truly yours,

                                            /s/ ROBERTA WARREN

                                            Roberta Warren
                                       Associate General Counsel